                                                                   EXHIBIT 99.10


                 [LETTERHEAD OF THE BERNSTEIN LAW FIRM, PLLC]



                              October 26, 1998


Scottish Annuity & Life Holdings, Ltd.
Ugland House
P.O. Box 10657 APO
George Town, Grand Cayman
Cayman Islands, British West Indies

Ladies and Gentlemen:

     Re:  SCOTTISH ANNUITY & LIFE HOLDINGS, LTD. AND SCOTTISH
          ANNUITY & LIFE INSURANCE COMPANY, LTD.

          We have acted as special United States insurance regulatory counsel for Scottish Annuity & Life Holdings, Ltd. (the "Company") and its wholly-owned subsidiary Scottish Annuity & Life Insurance Company, Ltd. ("Scottish Annuity"). We are rendering this opinion at the request of the Company.

          Based on the information contained in the Prospectus draft included in Amendment No. 4 to the S-1 Registration Statement dated October 26, 1998, and the representations set forth in the attached GUIDELINES AND PRINCIPLES RELATING
                                              ----------------------------------
TO THE ORGANIZATION, GOVERNANCE AND OPERATIONS OF SCOTTISH ANNUITY & LIFE
-------------------------------------------------------------------------
HOLDINGS, LTD. AND SCOTTISH ANNUITY & LIFE INSURANCE COMPANY (CAYMAN), LTD.,
---------------------------------------------------------------------------
adopted by the Boards of Directors of the Company and Scottish Annuity on October 22, 1998 (the "Guidelines"), attached hereto as Appendix A, we are of the opinion that neither the Company nor Scottish Annuity is required to be licensed or admitted as an insurer or registered as an insurance holding company in or to otherwise comply with the insurance laws and regulations of any jurisdiction within the United States in order to conduct their respective businesses as described in the Prospectus and the Guidelines, although there can be no assurance that no state regulators will question the method of the purchase of insurance by residents of that state or the purchase of reinsurance by insurers domiciled in that state.

         Organization and Operation of the Company and Scottish Annuity
         --------------------------------------------------------------

          This opinion is predicated on the following information contained in the Prospectus and the Guidelines:

     . The Company has been formed under the law of the Cayman Islands and its only business purpose is to hold all the shares of Scottish Annuity, which will operate as an insurance company;

     . Scottish Annuity has been organized under the law of the Cayman Islands as an insurance company to provide customized variable annuities to high net worth individuals and families and to provide reinsurance for in-force blocks of fixed annuities issued by other insurers and will conduct its insurance and reinsurance operations through its executive offices located in the Cayman Islands;

     . The Company will conduct no insurance related activities other than through its ownership of Scottish Annuity;

     . Scottish Annuity will only deal with agents, brokers, intermediaries or other representatives of prospective insureds outside the United States, all application forms and policies will only be issued and delivered outside the United States, and all premiums will be received outside the United States; and

     . Scottish Annuity will not maintain an office in the United States and its personnel, including directors, employees or agents, will not solicit, advertise, underwrite, settle claims or conduct any insurance activities in the United States.

          We understand that the Prospectus will be distributed to potential investors in accordance with United States and individual state securities laws and is not for the purpose of soliciting insurance business./1/


                          Discussion of Applicable Law
                          ----------------------------

          Each state prohibits the transaction of an insurance business without a license, subject to certain exceptions. In researching the law for this opinion, and confirming our understanding of relevant law, we have, in addition to reviewing NAIC model statutes dealing with unauthorized insurers and the transaction of an insurance business, reviewed statutory provisions of 20 states./2/

---------------
/1/       Our opinion does not address the legality of the sale of the Shares under state insurance or securities laws.

/2/       California, Colorado, Connecticut, Delaware, District of Columbia,
Florida, Illinois, Kansas, Maryland, Massachusetts,

          The general prohibitions, as well as the exceptions, tend to vary from state to state and even in states that are considered by the NAIC to have enacted the NAIC Nonadmitted Insurance Model Act ("Model Act"), neither the prohibitions nor the exceptions are uniform.

          Moreover, there is no cohesive pattern of enforcement of such laws by the various state insurance departments either in the 26 states that reportedly have adopted the provisions of the Model Act or substantially similar provisions, or in those other states that have enacted either essential provisions of the Model Act or other provisions directed at prohibiting unauthorized insurers from transacting business in their states./3/

          Under Section 3.P. of the Model Act, which includes the so-called "mail order" language, but which also covers acts effected other than by mail, the "transaction of insurance" means:

          "(1) For purposes of this Act, any of the following acts in this state effected by mail or otherwise by a nonadmitted insurer or by any person acting with the actual or apparent authority of the insurer, on behalf of the insurer, is deemed to constitute the transaction of an insurance business in or from this state.

          (a) The making of or proposing to make, as an insurer, an insurance contract;

          (b) The making of or proposing to make, as guarantor or surety, any contract of guaranty or suretyship as a vocation and not merely incidental to any other legitimate business or activity of the guarantor or surety;

          (c) The taking or receiving of any application for insurance;

          (d) The receiving or collection of any premium, commission, membership fees, assessments, dues or other consideration for insurance or any part thereof;

          (e) The issuance or delivery of contracts of insurance to residents of this state or to persons authorized to do business in this state;

---------------

Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Texas, Vermont, Virginia and Wisconsin.

/3/       See, e.g., New Jersey Insurance Laws, (S)(S) 17:32-19, 17:22-6.37;
California Insurance Code, (S)(S) 35, 700, 703 and 1620.

          (f) The solicitation, negotiation, procurement or effectuation of insurance or renewals thereof;

          (g) The dissemination of information as to coverage or rates, or forwarding of applications, or delivery of policies or contracts, or inspection of risks, the fixing of rates or investigation or adjustment of claims or losses or the transaction of matters subsequent to effectuation of the contract and arising out of it, or any other manner of representing or assisting a person or insurer in the transaction of risks with respect to properties, risks or exposures located or to be performed in this state;

          (h) The transaction of any kind of insurance business specifically recognized as transacting an insurance business within the meaning of the statutes relating to insurance;

          (i) The offering of insurance or the transacting of insurance business; or

          (j) Offering an agreement or contract which purports to alter, amend or void coverage of an insurance contract."

          "(3) The venue of an act committed by mail is at the point where the matter transmitted by mail is delivered or issued for delivery or takes effect."

          The language of the Model Act including acts "effected by mail," was adopted in an attempt to explicitly apply the police power of the state to "mail order" situations, which, arguably, had previously not been covered by prohibitions against the unauthorized transaction of an insurance business.

          More than a dozen states have no statutory language explicitly including acts by mail as acts that would constitute the transaction of an insurance business. Accordingly, it might be argued that in these states the activities included in Section 3.P. of the Model Act would not require licensure if effected by mail in the state. Nevertheless, it can be expected that some or all of these states will attempt to apply other "transacting business" provisions of their insurance statutes to activities, including use of the mails, that encompass the acts listed in the Model Act./4/


---------------
/4/       See, e.g., Wisconsin Statutes Annotated, (S)(S) 618.02 and 618.42.

          All of the forgoing NAIC Model Act type prohibitions on doing an insurance business require that the business be done "in this state." On the basis of the type of operations of Scottish Annuity as described in the Prospectus and the Guidelines, there are no activities constituting the doing of an insurance business that occur in any state of the United States and there are no valid grounds under existing state insurance regulatory laws on which the activities of Scottish Annuity properly can be deemed to constitute the doing of an insurance business in any of the United States.

          Nor is there any other valid basis for a state to claim that Scottish Annuity is doing business in its jurisdiction. Due process precludes insurance laws from prohibiting an individual or corporation from approaching an unauthorized insurer and placing insurance with it outside the state if no transaction occurs within the state. Nor can a state impose a tax on such transactions./5/ State Board of Insurance v. Todd Shipyards Corp., 370 US 451
                 ------------------------    --------------------
(1962); St. Louis Cotton Compress Co. v. Arkansas, 260 US 346 (1922); Allgeyer
        -----------------------------    --------                     --------
v. Louisiana, 165 US 578 (1897).  Under Todd, if Scottish Annuity restricts its
   ---------                            ----
operations as described in the Prospectus and the Guidelines, a state should not be able to successfully claim that Scottish Annuity is doing an insurance business within its jurisdiction.

          In addition, certain acts that would otherwise constitute the transaction of insurance are exempted by Section 4.F. of the Model Act and by independent provisions in some other state laws. These exemptions include the lawful transaction of reinsurance by insurers./6/

          Since the Prospectus and the Guidelines represent that Scottish Annuity will not be engaged in any activities in any state that would constitute the transaction of insurance or reinsurance, the "transaction of insurance" laws should not apply. The exemption for reinsurance is cited to show that in certain states, Scottish Annuity could engage in reinsurance activities in the state without being licensed.

          Absent evidence that Scottish Annuity's parent, the Company, is itself conducting an insurance business, we would not expect Scottish Annuity's operations to be imputed to the Company. Moreover, since Scottish Annuity is not doing an insurance business

---------------
/5/       Nevertheless, most states' laws provide for a "direct placement" tax to be paid by the insured in such situations, and despite the Todd decision such
                                                              ----
laws have been enforced.

/6/       Of the 20 state statutes that we examined, 16 provide an explicit exemption for the transaction of reinsurance from the prohibition against transacting insurance in the state without licensure or other authorization.

in the United States, even if a state imputed Scottish Annuity's activities to the Company, the Company would not be doing an insurance business in the United States because Scottish Annuity would not be doing such a business.

          State insurance holding company laws only require registration of controlled insurers who are authorized to transact insurance in the state. Therefore, even if a state found that Scottish Annuity was transacting business in the state, it would be on an unauthorized basis and neither Scottish Annuity nor the Company would be subject to the state's insurance holding company laws.


                                   CONCLUSION
                                   ----------

          If Scottish Annuity operates in the manner described under Organization and Operation of the Company and Scottish Annuity above, we believe
--------------------------------------------------------------
that Scottish Annuity will not be transacting an insurance business in the United States or any state thereof, and neither the Company nor Scottish Annuity will be required to be licensed or admitted as an insurer or registered as an insurance holding company or to otherwise comply with the insurance laws, or regulations of the United States or any state thereof.

          Nevertheless, there are wide variations in "transacting business" laws in the various states, and there is an absence of any consistent pattern of interpretation or enforcement of these laws by the respective insurance departments. Accordingly, there can be no assurance that questions will not be raised by some insurance departments about Scottish Annuity's operations.

          We are not members of the bar of any state except New York and the District of Columbia, and, accordingly, do not express any definitive opinion as to any laws other than the laws of New York and the District of Columbia and the federal laws of the United States. We are familiar with the laws of other states and their implementation, and our opinion is based on review of many of those laws and that familiarity.

                              Sincerely,


                              /s/ Robert B. Shapiro

                              Robert B. Shapiro

Attachment